Exhibit 99.1
KINDER MORGAN DECLARES DIVIDEND OF $0.125
FOR SECOND QUARTER 2016

Joint Ventures and Asset Sales to Reduce Debt by $3 Billion
and Create Long-Term Value

HOUSTON, July 20, 2016 - Kinder Morgan, Inc. (NYSE: KMI) today announced that its board of directors approved a cash dividend of $0.125 per share for the quarter ($0.50 annualized) payable on Aug. 15, 2016, to common shareholders of record as of the close of business on Aug. 1, 2016. KMI expects to declare dividends of $0.50 per share for 2016 and use cash in excess of dividend payments to fund growth investments and strengthen its balance sheet.
Since the end of the first quarter, KMI has made significant progress towards enhancing its credit profile. The most substantial progress came from two recently announced joint ventures: KMI’s agreement to partner with Southern Company through the anticipated sale of a 50 percent interest in the Southern Natural Gas (SNG) pipeline system for expected cash consideration of $1.47 billion plus Southern Company’s share of SNG debt, and KMI’s completed sale of a 50 percent interest in its $500 million to-be-constructed Utopia pipeline project to Riverstone Investment Group LLC (Riverstone) for half of the project capital costs plus an amount in excess of its share of project capital.
“We are pleased to have taken substantial steps towards achieving our stated goals of strengthening our balance sheet and positioning the company for long-term value creation. Driven by the joint ventures with Southern Company on our SNG system and Riverstone on our Utopia pipeline project, we expect to end the year at a leverage ratio of 5.3 times net debt-to-Adjusted EBITDA, down from our previous guidance of 5.5 times,” said Richard D. Kinder, executive chairman. “We are now closer to reaching our targeted leverage level, which will position us to return substantial value to shareholders through some combination of dividend increases, share repurchases, attractive growth projects or further debt reduction.
“We are also pleased with KMI’s operational performance for the quarter despite continued volatile market conditions. We continue to expect our 2016 distributable cash flow in excess of our dividends will exceed our 2016 growth capital expenditures, eliminating our need to access the capital markets to fund growth projects in 2016. Moreover, given our efforts to high-grade our backlog, we do not expect to need to access the capital markets to fund our growth projects for the foreseeable future beyond 2016.”
President and CEO Steve Kean said, “We had a good second quarter and once again, Kinder Morgan demonstrated the resiliency of its cash flows, generated by a large diversified portfolio of fee-based assets. KMI generated earnings per common share for the quarter of $0.15, and produced distributable cash flow of $0.47 per share relative to our $0.125 per share dividend, resulting in $770 million of excess distributable cash flow above our dividend.
Kean added, “We continue to drive future growth by completing significant infrastructure development projects in our sizable project capital backlog. Our current project backlog is $13.5 billion, down from $14.1 billion at the end of the first quarter of 2016. This reduction resulted from the removal of half of our Utopia pipeline project capital, which will now be funded by Riverstone, reduced scope and cost estimates on a Natural Gas Pipelines segment project, and placing the Magnolia State tanker in service. Excluding the CO2 segment projects, we expect the projects in our backlog to generate an average capital-to-EBITDA multiple of approximately 6.5 times,” Kean said.
KMI reported second quarter net income available to common stockholders of $333 million, unchanged from the second quarter of 2015, and distributable cash flow of $1,050 million versus $1,095 million for the comparable period in 2015. The decrease in distributable cash flow for the quarter was primarily attributable to lower contributions from the CO2 segment primarily due to lower commodity prices, higher preferred stock dividends and higher cash taxes, partially offset by increased contributions from the Products Pipelines and Terminals segments as well as lower interest expense. Net income available to common stockholders was also impacted by a positive $31 million change in total certain items for the quarter from the second quarter of 2015, including a $39 million payment received for early termination of a customer storage contract in the Texas Intrastate Natural Gas Pipeline Group.
For the first six months of 2016, KMI reported net income available to common stockholders of $609 million, compared to $762 million for the first six months of 2015, and distributable cash flow of $2,283 million versus $2,337 million for the comparable period in 2015. The decrease in distributable cash flow was primarily attributable to lower contributions from the CO2 segment and higher preferred stock dividends, partially offset by increased contributions from the Products Pipelines and Natural Gas Pipelines segments. Net income available to common stockholders was further impacted by a $75 million unfavorable change in total certain items for the first six months of 2016 from the same period of 2015, including a $170 million write-off of costs associated with the Northeast Energy Direct Market and Palmetto Pipeline projects during the first quarter of 2016.

2016 Outlook
For 2016, KMI expects to declare dividends of $0.50 per share. For 2016, KMI's budgeted distributable cash flow was approximately $4.7 billion and budgeted Adjusted EBITDA was approximately $7.5 billion. Consistent with the updated guidance provided last quarter, the company continues to expect Adjusted EBITDA to be about 3 percent below budget and distributable cash flow to be about 4 percent below budget. To be consistent with last quarter, this guidance is presented without taking the SNG transaction into account. KMI does not provide budgeted net income attributable to common stockholders (the GAAP financial measure most directly comparable to distributable cash flow and Adjusted EBITDA) due to the inherent difficulty and impracticality of quantifying certain amounts required by GAAP such as ineffectiveness on commodity, interest rate and foreign currency hedges, unrealized gains and losses on derivatives marked to market, and contingent liabilities.
KMI expects to generate excess cash sufficient to fund its growth capital needs without needing to access capital markets and, after taking into account efforts to improve the balance sheet, expects to end the year with a net debt-to-Adjusted EBITDA ratio of approximately 5.3 times, below the budgeted ratio of 5.5 times. KMI’s growth capital forecast for 2016 is approximately $2.8 billion, a reduction of $500 million from its budget of approximately $3.3 billion.
The overwhelming majority of cash generated by KMI is fee-based and therefore is not directly exposed to commodity prices. The primary area where KMI has commodity price sensitivity is in its CO2 segment, and KMI hedges the majority of its next 12 months of oil production to minimize this sensitivity. Additionally, KMI continues to closely monitor counterparty exposure and obtain collateral when appropriate. However, the company has operations across a broad range of businesses and has a large customer base, with its average customer representing less than one-tenth of 1 percent of annual revenues. Additionally, approximately two-thirds of KMI’s business is conducted with customers who are end-users of the products KMI transports and stores, such as utilities, local distribution companies, refineries and large integrated firms.

Overview of Business Segments

“The Natural Gas Pipelines segment’s performance for the second quarter of 2016 compared to the same period during 2015 included increased contribution from Tennessee Gas Pipeline (TGP) driven by expansion projects placed into service during 2015 and improved performance on the Hiland midstream assets. This growth was offset by declines attributable to lower commodity prices and reduced volumes affecting certain of our midstream gathering and processing assets, the expiration of a minimum volume contract at KinderHawk during 2015 and a customer contract buyout at Kinder Morgan Louisiana pipeline during 2015,” Kean said.
Natural gas transport volumes were up 3 percent compared to the second quarter last year, driven by higher throughput on TGP due to projects placed in service, higher throughput on NGPL due to deliveries to Sabine Pass LNG facility and to South Texas to meet demand from Mexico, and higher throughput on El Paso Natural Gas pipeline due to additional deliveries to Mexico and the desert southwest. These increases were partially offset by lower throughput on the Texas Intrastate Natural Gas Pipeline Group due to lower Eagle Ford Shale volumes, and lower throughput on Fayetteville Express Pipeline due to lower production from the Fayetteville Shale. Gas gathered volumes were down 16 percent from the second quarter last year due primarily to lower natural gas volumes from the Eagle Ford Shale. Power generation throughput on Kinder Morgan pipelines was up 8 percent this quarter compared to the second quarter of 2015, which was 16 percent higher than the second quarter of 2014.
Natural gas continues to be the fuel of choice for America’s evolving energy needs, and industry experts are projecting gas demand increases of approximately 35 percent to over 105 billion cubic feet per day (Bcf/d) over the next 10 years. Over the last 2.5 years, KMI has entered into new and pending firm transport capacity commitments totaling 8.1 Bcf/d (1.8 Bcf/d of which is existing, previously unsold capacity). Of the natural gas consumed in the United States, about 38 percent moves on KMI pipelines. KMI expects future natural gas infrastructure opportunities will be driven by greater demand for gas-fired power generation across the country, liquefied natural gas (LNG) exports, exports to Mexico and continued industrial development, particularly in the petrochemical industry.

“The CO2 segment was impacted by lower commodity prices, as our realized weighted average oil price for the quarter was $62.17 per barrel compared to $72.82 per barrel for the second quarter of 2015,” Kean said. “Combined oil production across all of our fields was down 9 percent compared to 2015 on a net to Kinder Morgan basis, primarily driven by lower SACROC production, although SACROC’s production was only slightly below our plan. Second quarter 2016 net NGL sales volumes of 10.32 thousand barrels per day (MBbl/d) were down 2 percent compared to the same period in 2015. Net CO2 volumes increased 4 percent versus the second quarter of 2015. We continued to offset some of the impact of lower commodity prices by generating cost savings across our CO2 business,” Kean said.
Combined gross oil production volumes averaged 55.3 MBbl/d for the second quarter, down 8 percent from 59.9 MBbl/d for the same period in 2015. SACROC’s second quarter gross production was 15 percent below second quarter 2015 results, but only slightly below plan, and Yates gross production was 2 percent below second quarter 2015 results, but slightly above plan for the quarter. Second quarter gross production from Katz, Goldsmith and Tall Cotton was 22 percent above the same period in 2015, but below plan. The average West Texas Intermediate unhedged crude oil price for the second quarter was $45.59 per barrel versus $57.94 for the second quarter of 2015.

“The Terminals segment experienced strong performance at our liquids terminals, which comprise more than 75 percent of the segment’s business. Growth in the liquids business during the quarter versus the second quarter of 2015 was driven by various expansions across our network, including contributions from new operations at our Edmonton Rail, Galena Park, Pasadena and Deer Park Rail terminals. Contributions from our interest in the newly formed refined products terminals joint venture with BP, our Vopak terminals acquisition and the Jones Act tankers also contributed significantly to growth in this segment,” Kean said. The Lone Star State and Magnolia State tankers were delivered in December 2015 and May 2016, respectively.
Growth from the liquids terminals was partially offset by a decline in the bulk terminals as compared to the same period in 2015. This reduction was driven by the bankruptcies of coal customers Arch Coal, Alpha Natural Resources and Peabody Energy, which had a negative year-over-year impact of approximately $19 million for the quarter.

“The Products Pipelines segment was favorably impacted by higher volumes on the Kinder Morgan Crude and Condensate pipeline (KMCC), the startup of the second petroleum condensate processing facility along the Houston Ship Channel during 2015 and favorable performance on our Cochin system compared to 2015 due to third-party operational constraints downstream of the pipeline which occurred during the second quarter of 2015,” Kean said.
Total refined products volumes were down 1 percent for the second quarter versus the same period in 2015, reflecting a decrease in East Coast volumes due to increased imports, partially offset by increased throughput on our West Coast assets. NGL volumes were flat with the same period last year. Crude and condensate pipeline volumes were up 11 percent from the second quarter of 2015 primarily due to higher volumes on KMCC.

Kinder Morgan Canada experienced high demand for capacity on the Trans Mountain pipeline system in the second quarter, with mainline throughput into Washington state up 25 percent from the same period last year. This was partially offset by an unfavorable foreign exchange rate, as the Canadian dollar declined in value against the U.S. dollar by approximately 5 percent since the second quarter of 2015.

Other News

Natural Gas Pipelines

•
On July 10, 2016, KMI and Southern Company announced a joint venture through Southern Company’s anticipated acquisition of a 50 percent equity interest in the SNG pipeline system.  Including SNG’s existing debt and the expected $1.47 billion cash consideration for Southern Company’s 50 percent share of the equity interest, the transaction implies a total enterprise value for SNG of approximately $4.15 billion.  In addition, the agreement commits the companies to cooperatively pursue specific growth opportunities to develop natural gas infrastructure for the strategic venture.

•
On June 1, 2016, Elba Liquefaction Company and Southern LNG Company received authorization from the FERC for the Elba Liquefaction Project. Subject to receipt of final permits and authorizations, the approximately $2 billion project will be constructed and operated at the existing Elba Island LNG Terminal near Savannah, Georgia. Requests for rehearing are currently pending at the FERC. Construction is expected to commence during the third quarter of 2016. Initial liquefaction units are expected to be placed in service in mid-2018, with final units coming online by early 2019. The project is supported by a 20-year contract with Shell. In 2012, the Elba Liquefaction Project received authorization from the Department of Energy to export to Free Trade Agreement (FTA) countries. An application to export to non-FTA countries is pending, but is not required for the project to move ahead. The project is expected to have a total capacity of approximately 2.5 million tonnes per year of LNG for export, equivalent to approximately 350,000 Mcf per day of natural gas.

•	Elba Express Company (EEC) and SNG on June 1, 2016, received FERC certificates of Public Convenience and Necessity for the EEC Modification Project and SNG Zone 3

Expansion Project, respectively. Together these projects, which are supported by long-term customer contracts, total $306 million and include additional compression and related work for north-to-south capacity expansions on Elba Express Pipeline that will supply additional gas to industrial customers and utilities in Georgia and Florida, and to Elba Island for liquefaction. On June 22, 2016, the FERC approved the start of construction. Facilities for these pipeline projects are expected to be placed in service beginning late in the fourth quarter of 2016.

•
TGP continues to seek the remaining permits required prior to the start of construction of the FERC-approved $93 million Connecticut Expansion project, which will upgrade portions of TGP’s existing system in New York, Massachusetts and Connecticut, and provide approximately 72,100 dekatherms per day (Dth/d) of additional firm transportation capacity for three customers. On May 9, 2016, TGP received a favorable court order giving TGP right to possession (following expiration of a stay until July 29) of Article 97 properties in Otis State Forest in Massachusetts. Additionally, on June 29, 2016, TGP received a 401 water quality permit from the Massachusetts Department of Environmental Protection.

•
On June 15, 2016, the FERC issued an environmental assessment for TGP’s proposed $69 million Triad Expansion Project in Susquehanna County, Pennsylvania, which will provide 180,000 Dth/d of long-term capacity to serve a new power plant at Invenergy’s Lackawanna Energy Center. The project consists of approximately 7 miles of new pipeline loop on the TGP Line 300 system, and line and piping upgrades at compressor station 321. Issuance of a FERC certificate is expected in the third quarter of 2016, and TGP anticipates construction beginning in November 2016. Anticipated initial in-service is Nov. 1, 2017.

•
On June 30, 2016, El Paso Natural Gas Pipeline awarded Comisión Federal de Electricidad (CFE) 271,000 Dth/d of incremental capacity in support of the South Mainline Expansion.  This South Mainline Expansion project will replace the previously approved and fully subscribed second phase of the Upstream of Sierrita Havasu Expansion, which anticipated a 350,000 Dth/d expansion.  Relative to the previous project, the South Mainline Expansion will reduce our capital needs by approximately $250 million, provide increased near-term revenues, produce a higher return on capital invested, and provide a cost benefit to our customer. Initial incremental volumes are expected to come online in April of 2017.

•
Construction is underway on NGPL’s approximately $81 million Chicago Market Expansion project. This project will increase NGPL’s capacity by 238,000 Dth/d and provide transportation service on its Gulf Coast mainline system from the Rockies Express Pipeline interconnection in Moultrie County, Illinois, to points north on NGPL’s system. The company has executed binding agreements with four customers for incremental firm transportation service to markets near Chicago, and the project is expected to be placed into service in the fourth quarter of 2016.

•
Construction continues on phase 1 of an expansion of the Texas Intrastate Natural Gas system, expected to be placed in service Sept. 1, 2016. Phase 1, which is estimated to cost $164 million and provide over 1,000,000 Dth/d of transportation capacity to serve customers in Texas and Mexico, is supported by commitments with CFE and with Cheniere Energy, Inc. at their Corpus Christi LNG facility.  Phase 1 was previously disclosed as two separate projects, the Texas Intrastate Crossover and the Cheniere Corpus Christi LNG projects. Phase 2, which has an estimated cost of $161 million, is expected to go into service in late

2018 and is supported by a long-term commitment from SK E&S LNG, LLC for service to the Freeport LNG export facility.

CO2

•
Kinder Morgan continues to make progress on the northern portion of the Cortez Pipeline expansion project. The approximately $246 million project will increase CO2 transportation capacity on the Cortez Pipeline from 1.35 Bcf/d to 1.5 Bcf/d. The pipeline transports CO2 from southwestern Colorado to eastern New Mexico and West Texas for use in enhanced oil recovery projects. Two of the five facilities were placed into service in the second quarter of 2016, with the remaining three facilities expected to be in service by the end of 2016.

•	We continue to find high return enhanced oil recovery projects in the current price environment and have benefited from cost savings in our expansion capital program.

Terminals

•
Dock construction began on the second of two new deep-water liquids berths being developed along the Houston Ship Channel, with completion anticipated in the fourth quarter of this year. The first dock was placed in service at the end of March 2016. The docks, which are pipeline connected to Kinder Morgan’s Pasadena and Galena Park terminals via three cross-channel lines, are capable of loading ocean-going vessels at rates up to 15,000 barrels per hour. The approximately $71 million project is a response to customers’ growing demand for waterborne outlets for refined products along the ship channel, and is supported by firm vessel commitments from existing customers at the Galena Park and Pasadena terminals.

•
Tank foundation work commenced in the second quarter of 2016 at the Base Line Terminal, a new crude oil storage facility being developed in Edmonton, Alberta.  In March 2015, Kinder Morgan and Keyera Corp. announced the new 50-50 joint venture terminal and entered into long-term, firm take-or-pay agreements with strong, creditworthy customers to build 12 tanks with total crude oil storage capacity of 4.8 million barrels.  KMI’s investment in the joint venture terminal is approximately CAD$372 million. Commissioning is expected to begin in the fourth quarter of 2017.

•
Work continues on the Kinder Morgan Export Terminal (KMET) along the Houston Ship Channel. The approximately $236 million project includes 12 storage tanks with 1.5 million barrels of storage capacity, one ship dock, one barge dock and cross-channel pipelines to connect with Kinder Morgan’s Galena Park terminal. KMET is anticipated to be in service in the first quarter of 2017.

•
Construction continues on tanker new-build programs at General Dynamics’ NASSCO Shipyard and Philly Shipyard, Inc., that will see Kinder Morgan’s American Petroleum Tankers (APT) fleet grow to 16 vessels by the end of 2017. In May 2016, APT took delivery of its ninth vessel, the Magnolia State, which was immediately placed on long-term charter with a major integrated oil company. The two-shipyard program remains on-budget and substantially on-time with three deliveries scheduled in the second half of 2016 and an additional four in 2017.

•
In early July 2016, Kinder Morgan entered into a new, 10-year agreement with Nucor Corporation which extends in-plant services being provided to five of Nucor’s facilities at Decatur, Alabama; Hertford, North Carolina; Berkeley, South Carolina; and two facilities at Blytheville, Arkansas.  Pursuant to the agreement, which is valued at more than $900 million over its 10-year term, KMI will be handling approximately 14.8 million tons annually of scrap steel, direct-reduced iron, pig iron and other feedstocks, as well as providing other ancillary services.

Products Pipelines

•
On June 28, 2016, Kinder Morgan completed the sale of 50 percent of its equity interest in the Utopia pipeline project to Riverstone. Riverstone made an upfront cash payment consisting of a reimbursement to KMI for its 50 percent share of prior project capital expenditures and a payment in excess of capital expenditures to recognize the value created by KMI in developing the project to date.  Riverstone also agreed to fund its share of future capital expenditures necessary to complete construction and commissioning of the project. The approximately $500 million new pipeline will have an initial design capacity of 50,000 barrels per day (bpd), and will move ethane and ethane-propane mixtures across Ohio to Windsor, Ontario, Canada. The project, which is fully supported by a long-term, fee-based transportation agreement with a petrochemical customer, remains on track for an in-service date of Jan. 1, 2018.

•
Since the end of the first quarter, the Products Pipelines and Terminals segments have reached agreements to divest approximately $175 million of assets where there were strategic synergies benefiting key customers, including the divestitures of KMI’s interests in Parkway Pipeline, a transmix facility and a biodiesel processing plant. These divestitures support the company’s efforts to strengthen its balance sheet with the proceeds being used to pay down debt.

Kinder Morgan Canada

•
On May 19, 2016, the National Energy Board (NEB) issued a report recommending that Governor in Council (GIC) approve the Trans Mountain Expansion Project, subject to 157 conditions. The federal government will conduct its review including additional consultation with First Nations, and the deadline for the Order in Council decision is Dec. 20, 2016. If approved, the company expects the project to be in service by the end of 2019. The in-service date for the expansion will depend on the final conditions contained in the final Order in Council from the federal government. The proposed USD$5.4 billion expansion will increase capacity on Trans Mountain from approximately 300,000 to 890,000 bpd. Thirteen companies have signed firm long-term contracts supporting the project for approximately 708,000 bpd. Kinder Morgan Canada is currently in negotiations with potential construction contractors and continues to engage extensively with landowners, Aboriginal groups, communities and stakeholders along the proposed expansion route and marine communities.

Kinder Morgan, Inc. (NYSE: KMI) is the largest energy infrastructure company in North America. It owns an interest in or operates approximately 84,000 miles of pipelines and approximately 180 terminals. The company’s pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals, and handle bulk materials like coal and petroleum coke. For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, July 20, at
www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

Non-GAAP Financial Measures
The non-generally accepted accounting principles (non-GAAP) financial measures of distributable cash flow (DCF), both in the aggregate and per share, segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments (DD&A) and certain items (Segment EBDA before certain items), and net income before interest expense, taxes, DD&A and certain items (Adjusted EBITDA) are presented herein.
Certain items are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example certain legal settlements, hurricane impacts and casualty losses).
DCF is a significant performance measure used by us and by external users of our financial statements to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt and preferred stock dividends, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements with a measure that more accurately reflects our business’s ability to generate cash earnings than a comparable GAAP measure. We believe the GAAP measure most directly comparable to DCF is net income available to common stockholders. A reconciliation of DCF to net income available to common stockholders is provided herein. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends.
Segment EBDA before certain items is used by management in its analysis of segment performance and management of our business. General and administrative expenses are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Segment EBDA before certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate segment cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Segment EBDA before certain items is segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA). Segment EBDA before certain items is calculated by adjusting Segment EBDA for the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables.

Adjusted EBITDA is used by management and external users, in conjunction with our net debt, to evaluate certain leverage metrics. We believe Adjusted EBITDA is useful to investors because it is a measure that management uses to assess the company’s leverage metrics. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA is calculated by adjusting net income before interest expense, taxes, and DD&A (EBITDA) for certain items, noncontrolling interests, and KMI’s share of certain equity investees’ DD&A and book taxes, which are specifically identified in the footnotes to the accompanying tables.
Our non-GAAP measures described above should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of DCF, Segment EBDA before certain items and Adjusted EBITDA may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.

Important Information Relating to Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Kinder Morgan’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year-ended December 31, 2015 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere) and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
dave_conover@kindermorgan.com	www.kindermorgan.com

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015		2016	2015

Revenues	$3,144	$3,463		$6,339	$7,060

Costs, expenses and other
Costs of sales	752	1,085		1,483	2,175
Operations and maintenance	603	590		1,168	1,095
Depreciation, depletion and amortization	552	570		1,103	1,108
General and administrative	189	164		379	380
Taxes, other than income taxes	110	116		218	231
(Gain) loss on impairments and disposals of long-lived assets, net	(4)	50		231	104
Other expense (income), net	2	(4)		1	(3)
	2,204	2,571		4,583	5,090

Operating income	940	892		1,756	1,970

Other income (expense)
Earnings from equity investments	106	114		200	190
Amortization of excess cost of equity investments	(16)	(14)		(30)	(26)
Interest, net	(471)	(472)		(912)	(984)
Other, net	29	11		42	24

Income before income taxes	588	531		1,056	1,174

Income tax expense	(213)	(189)		(367)	(413)

Net income	375	342		689	761

Net (income) loss attributable to noncontrolling interests	(3)	(9)		(2)	1

Net income attributable to Kinder Morgan, Inc.	372	333		687	762

Preferred stock dividends	(39)	—		(78)	—

Net income available to common stockholders	$333	$333		$609	$762

Class P Shares
Basic and diluted earnings per common share	$0.15	$0.15		$0.27	$0.35

Basic weighted average common shares outstanding (1)	2,229	2,175		2,229	2,158

Diluted weighted average common shares outstanding (1)	2,229	2,187		2,229	2,169

Declared dividend per common share	$0.125	$0.490		$0.250	$0.970

Segment EBDA			% change			% change
Natural Gas Pipelines	$966	$928	4%	$1,958	$1,943	1%
CO2	203	240	(15)%	389	576	(32)%
Terminals	292	279	5%	545	549	(1)%
Products Pipelines	293	277	6%	472	523	(10)%
Kinder Morgan Canada	40	37	8%	80	78	3%
Other	(5)	(40)	88%	(13)	(46)	72%
Total Segment EBDA	$1,789	$1,721	4%	$3,431	$3,623	(5)%

Notes
(1)	For all periods presented, all potential common share equivalents were antidilutive, except for the three and six months ended June 30, 2015 during which the KMI warrants were dilutive.

Kinder Morgan, Inc. and Subsidiaries Preliminary Earnings Contribution by Business Segment (Unaudited) (In millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% change	2016	2015	% change
Segment EBDA before certain items (1)
Natural Gas Pipelines	$958	$965	(1)%	$2,088	$2,052	2%
CO2	227	286	(21)%	450	567	(21)%
Terminals	283	271	4%	552	535	3%
Product Pipelines	296	275	8%	583	520	12%
Kinder Morgan Canada	40	37	8%	80	78	3%
Other	(8)	(7)	(14)%	(17)	(13)	(31)%
Subtotal	1,796	1,827	(2)%	3,736	3,739	—%
DD&A and amortization of excess investments	(568)	(584)		(1,133)	(1,134)
General and administrative (1) (2)	(158)	(164)		(334)	(333)
Interest, net (1) (3)	(510)	(527)		(1,021)	(1,041)
Subtotal	560	552		1,248	1,231

Corporate book taxes (4)	(193)	(187)		(435)	(421)
Certain items
Acquisition related costs (5)	(5)	(1)		(8)	(12)
Pension plan net benefit	(1)	11		—	23
Fair value amortization	29	26		53	49
Contract early termination revenue (6)	39	—		39	—
Legal and environmental reserves (7)	(21)	(13)		(56)	(77)
Mark to market and ineffectiveness (8)	(23)	(21)		7	43
Gain/(losses) on asset disposals/impairments, net	6	(50)		(79)	(129)
Project write-offs	—	—		(170)	—
Other	(15)	6		(12)	13
Subtotal certain items before tax	9	(42)		(226)	(90)
Book tax certain items	(1)	19		102	41
Total certain items	8	(23)		(124)	(49)
Net income	375	342		689	761
Net (income) loss attributable to noncontrolling interest	(3)	(9)		(2)	1
Preferred stock dividends	(39)	—		(78)	—
Net income available to common stockholders	$333	$333		$609	$762

Net income available to common stockholders	$333	$333		$609	$762
Total certain items	(8)	23		124	49
Noncontrolling interest certain item (9)	(3)	1		(9)	(14)
Net income available to common stockholders before certain items	322	357		724	797
Depreciation, depletion and amortization (10)	656	662		1,308	1,296
Total book taxes (11)	236	227		515	489
Cash taxes (12)	(37)	(18)		(39)	(16)
Other items (13)	10	8		20	16
Sustaining capital expenditures (14)	(137)	(141)		(245)	(245)
DCF	$1,050	$1,095		$2,283	$2,337
Weighted Average Common Shares Outstanding for Dividends (15)	2,237	2,194		2,237	2,177
DCF per common share	$0.47	$0.50		$1.02	$1.07
Declared dividend per common share	$0.125	$0.490		$0.250	$0.970

Adjusted EBITDA (16)	$1,762	$1,773		$3,644	$3,612

Notes ($ million)
(1)
Excludes certain items:
2Q 2016 - Natural Gas Pipelines $8, CO2 $(24), Terminals $9, Products Pipelines $(3), Other $3, general and administrative $(22), interest expense $40.
2Q 2015 - Natural Gas Pipelines $(37), CO2 $(46), Terminals $8, Products Pipelines $2, Other $(33), general and administrative $9, interest expense $55.
YTD 2016 - Natural Gas Pipelines $(130), CO2 $(61), Terminals $(7), Products Pipelines $(111), Other $4, general and administrative $(28), interest expense $109.
YTD 2015 - Natural Gas Pipelines $(109), CO2 $9, Terminals $14, Products Pipelines $3, Other $(33), general and administrative $(29), interest expense $55.

(2)	General and administrative expense is net of management fee revenues from an equity investee: 2Q 2016 - $(9) 2Q 2015 - $(9) YTD 2016 - $(17) YTD 2015 - $(18)
(3)	Interest expense excludes interest income that is allocable to the segments: 2Q 2016 - Other $(1). YTD 2016 - Products Pipelines $1, Other $(1). YTD 2015 - Products Pipelines $1, Other $1.
(4)
Book tax expense excludes book tax certain items not allocated to the segments of $(3) in 2Q 2016 and $100 YTD 2016. Also excludes income tax that is allocated to the segments:
2Q 2016 - Natural Gas Pipelines $(1), CO2 $(1), Terminals $(10), Products Pipelines $1, Kinder Morgan Canada $(6).
2Q 2015 - Natural Gas Pipelines $(2), Terminals $(9), Products Pipelines $(3), Kinder Morgan Canada $(7).
YTD 2016 - Natural Gas Pipelines $(3), CO2 $(2), Terminals $(17), Products Pipelines $2, Kinder Morgan Canada $(12).
YTD 2015 - Natural Gas Pipelines $(4), CO2 $(2), Terminals $(13), Products Pipelines $(4), Kinder Morgan Canada $(10).

(5)	Acquisition expense related to closed or pending acquisitions.
(6)	Early termination revenue on a long-term natural gas storage contract on our Texas Intrastates pipeline system.
(7)	Legal reserve adjustments related to certain litigation and environmental matters.
(8)	Mark to market gain or loss is reflected in segment EBDA before certain items at time of physical transaction.
(9)	Represents noncontrolling interest share of certain items.
(10)	Includes KMI's share of certain equity investees' DD&A: 2Q 2016 - $88 2Q 2015 - $78 YTD 2016 - $175 YTD 2015 - $162
(11)
Excludes book tax certain items and includes income tax allocated to the segments. Also, includes KMI's share of taxable equity investees' book tax expense:
2Q 2016 - $24
2Q 2015 - $19
YTD 2016 - $46
YTD 2015 - $35

(12)	Includes KMI's share of taxable equity investees' cash taxes: 2Q 2016 - $(30) 2Q 2015 - $(7) YTD 2016 - $(34) YTD 2015 - $(6)
(13)	Consists primarily of non-cash compensation associated with our restricted stock program.
(14)	Includes KMI's share of certain equity investees' sustaining capital expenditures (the same equity investees for which we add back DD&A): 2Q 2016 - $(20) 2Q 2015 - $(16) YTD 2016 - $(42) YTD 2015 - $(34)
(15)	Includes restricted stock awards that participate in common share dividends and dilutive effect of warrants, as applicable.
(16)
Adjusted EBITDA is net income before certain items, less net income attributable to noncontrolling interests (before certain items), plus DD&A (including KMI's share of certain equity investees' DD&A), book taxes (including income tax allocated to the segments and KMI’s share of certain equity investees’ book tax), and interest expense, with any difference due to rounding.

Volume Highlights (historical pro forma for acquired assets)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Natural Gas Pipelines
Transport Volumes (BBtu/d) (1) (2)	28,728	27,764	29,560	29,303
Sales Volumes (BBtu/d) (3)	2,281	2,408	2,306	2,402
Gas Gathering Volumes (BBtu/d) (2) (4)	2,993	3,573	3,100	3,560
Crude/Condensate Gathering Volumes (MBbl/d) (2) (5)	304	346	324	338

CO2
Southwest Colorado Production - Gross (Bcf/d) (6)	1.16	1.23	1.17	1.23
Southwest Colorado Production - Net (Bcf/d) (6)	0.59	0.57	0.59	0.58
Sacroc Oil Production - Gross (MBbl/d) (7)	29.73	35.14	30.13	35.43
Sacroc Oil Production - Net (MBbl/d) (8)	24.76	29.27	25.10	29.51
Yates Oil Production - Gross (MBbl/d) (7)	18.68	19.13	18.86	18.96
Yates Oil Production - Net (MBbl/d) (8)	8.30	8.58	8.39	8.51
Katz, Goldsmith, and Tall Cotton Oil Production - Gross (MBbl/d) (7)	6.84	5.62	6.84	5.42
Katz, Goldsmith, and Tall Cotton Oil Production - Net (MBbl/d) (8)	5.73	4.73	5.75	4.56
NGL Sales Volumes (MBbl/d) (9)	10.32	10.48	10.11	10.24
Realized Weighted Average Oil Price per Bbl (10)	$62.17	$72.82	$60.85	$72.72
Realized Weighted Average NGL Price per Bbl	$17.73	$20.04	$15.57	$20.36

Terminals
Liquids Leasable Capacity (MMBbl)	88.3	81.5	88.3	81.5
Liquids Utilization %	94.8%	93.2%	94.8%	93.2%
Bulk Transload Tonnage (MMtons) (11)	15.5	15.9	29.2	32.1
Ethanol (MMBbl)	16.3	16.3	31.6	32.3

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (12)	74.2	75.1	142.1	141.9
Diesel	27.8	27.4	52.6	52.3
Jet Fuel	23.0	22.8	45.1	43.7
Sub-Total Refined Product Volumes - excl. Plantation and Parkway	125.0	125.3	239.8	237.9
Plantation (MMBbl) (13)
Gasoline	20.8	20.4	41.5	40.4
Diesel	4.4	5.1	9.1	10.3
Jet Fuel	3.0	3.8	6.0	7.3
Sub-Total Refined Product Volumes - Plantation	28.2	29.3	56.6	58.0
Parkway (MMBbl) (13)
Gasoline	2.6	2.4	5.3	4.1
Diesel	0.5	0.6	1.3	1.3
Jet Fuel	—	—	—	—
Sub-Total Refined Product Volumes - Parkway	3.1	3.0	6.6	5.4
Total (MMBbl)
Gasoline (12)	97.6	97.9	188.9	186.4
Diesel	32.7	33.1	63.0	63.9
Jet Fuel	26.0	26.6	51.1	51.0
Total Refined Product Volumes	156.3	157.6	303.0	301.3
NGLs (MMBbl) (14)	9.7	9.7	19.0	19.4
Crude and Condensate (MMBbl) (15)	27.9	25.2	58.8	43.7
Total Delivery Volumes (MMBbl)	193.9	192.5	380.8	364.4
Ethanol (MMBbl) (16)	10.7	10.5	20.8	20.4

Trans Mountain (MMBbls - mainline throughput)	28.7	29.7	57.3	57.3

(1)
Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP, KMLA, FEP, TGP, EPNG, CIG, WIC, Cheyenne Plains, SNG, Elba Express, Ruby, Sierrita, NGPL, and Citrus pipeline volumes. Joint Venture throughput reported at KMI share.

(2)	Volumes for acquired pipelines are included for all periods.
(3)	Includes Texas Intrastates and KMNTP.
(4)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano, North Texas, Altamont, KinderHawk, Camino Real, Endeavor, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, Red Cedar, and Hiland Midstream throughput. Joint Venture throughput reported at KMI share.

(5)	Includes Hiland Midstream, EagleHawk, and Camino Real. Joint Venture throughput reported at KMI share.
(6)	Includes McElmo Dome and Doe Canyon sales volumes.
(7)	Represents 100% production from the field.
(8)	Represents KMI's net share of the production from the field.
(9)	Net to KMI.
(10)	Includes all KMI crude oil properties.
(11)	Includes KMI's share of Joint Venture tonnage.
(12)	Gasoline volumes include ethanol pipeline volumes.
(13)	Plantation and Parkway reported at KMI share.
(14)	Includes Cochin and Cypress (KMI share).
(15)	Includes KMCC, Double Eagle (KMI share), and Double H.
(16)	Total ethanol handled including pipeline volumes included in gasoline volumes above.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	June 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$180	$229
Other current assets	2,290	2,595
Property, plant and equipment, net	41,199	40,547
Investments	6,202	6,040
Goodwill	23,802	23,790
Deferred charges and other assets	10,644	10,903
TOTAL ASSETS	$84,317	$84,104

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Short-term debt	$3,419	$821
Other current liabilities	3,147	3,244
Long-term debt	38,113	40,632
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	1,988	1,674
Other	2,077	2,230
Total liabilities	48,844	48,701

Shareholders’ Equity
Accumulated other comprehensive loss	(554)	(461)
Other shareholders’ equity	35,665	35,580
Total KMI equity	35,111	35,119
Noncontrolling interests	362	284
Total shareholders’ equity	35,473	35,403
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$84,317	$84,104

Debt, net of cash (1)	$41,321	$41,224

	Adjusted EBITDA Twelve Months Ended
	June 30,	December 31,
Adjusted EBITDA (2)	2016	2015
Net income	$137	$208
Total certain items	1,516	1,441
Net income attributable to noncontrolling interests	(15)	(18)
DD&A and amortization of excess investments	2,693	2,683
Book taxes	1,002	976
Interest, net	2,062	2,082
Adjusted EBITDA	$7,395	$7,372

Debt to Adjusted EBITDA	5.6	5.6

Notes
(1)
Amounts exclude: (i) the preferred interest in general partner of KMP, (ii) debt fair value adjustments and (iii) the foreign exchange impact on our Euro denominated debt of $31 million and less than $1 million as of June 30, 2016 and December 31, 2015, respectively, as we have entered into swaps to convert that debt to US$.

(2)
Adjusted EBITDA is net income before certain items, less net income attributable to noncontrolling interests (before certain items), plus DD&A (including KMI's share of certain equity investees' DD&A), book taxes (including income tax allocated to the segments and KMI’s share of certain equity investees’ book tax), and interest expense, with any difference due to rounding.